Exhibit 10.1
EMPLOYMENT TERMINATION BENEFITS AGREEMENT
     This Employment Termination Benefits Agreement, dated effective as of ______________, 20___, is entered into by and between Zix Corporation, a Texas corporation (“Company”), and the undersigned individual (“Employee”).
     Employee is an “at will” employee of an Affiliate of Company and is based in ______________.
     Company wishes to specify terms under which Employee would leave employment in the circumstances described in this agreement.
     The parties agree as follows:
     Capitalized terms not otherwise defined in this agreement have the meanings ascribed to them in section 5.
1. Separation Payment. If the Company or its Affiliate terminates Employee’s employment other than for Cause, then the Company shall pay to Employee the Separation Payment pursuant to and in accordance with subsection 1.B. If Employee resigns from employment (subject to the notice and cure provisions set forth below) with the Company and its Affiliates within 24 months after a Change in Control and the resignation was for a Change In Control Good Reason, then the resignation will be deemed to be a termination of Employee’s employment other than for Cause and the Company shall pay to Employee the Separation Payment pursuant to and in accordance with subsection 1.B. Neither Employee’s death nor Employee’s resignation or termination on account of disability will give rise to any Separation Payment. The Company’s obligation to make the Separation Payment will not be mitigated or offset by virtue of Employee obtaining new employment or failing to seek new employment. The Separation Payment encompasses and includes any applicable employment standards entitlements.
     A. Notice Required for Change in Control Good Reason. Notwithstanding anything to the contrary in the preceding paragraph, Employee will not be deemed to have resigned employment for a Change In Control Good Reason unless and until: (i) Employee provided to the Company notice of the existence of the Change In Control Good Reason condition within 90 days of its initial existence; (ii) the Company failed to remedy the Change In Control Good Reason condition within 30 days after the Company received the notice; and (iii) Employee resigned employment within 180 days after the initial existence of the Change In Control Good Reason condition.
     B. Time of Payment. The Company shall pay the Separation Payment to Employee in equal monthly payments over the number of months of base salary used to calculate the Separation Payment, beginning as soon as practicable after termination of Employee’s employment but no later than 60 days after such termination.
     C. Liability Release as Condition to Payment. Notwithstanding anything to the contrary in this agreement, the Company’s obligation to pay the Separation Payment is subject to and conditioned upon: (i) the Company’s receiving from the Employee, within 60 days after

Employee’s termination other than for Cause or resignation for a Change in Control Good Reason, a duly executed separation agreement containing a release of claims in a form reasonably satisfactory to the Company. If Employee fails to execute and deliver such a separation agreement to the Company within that 60-day time period, or Employee revokes such release pursuant to the terms of the separation agreement, then Employee is deemed to forfeit any entitlement to receive the Separation Payment and shall promptly return any portion of the Separation Payment which he or she received before such failure to execute and deliver or revocation. The Company will provide the separation agreement to Employee promptly after Employee’s termination other than for Cause or resignation for a Change in Control Good Reason.
     D. Withholding. Employee is responsible for all withholdings for taxes and other withholdings required by applicable law as to any amounts owed by Employee to Company, and Employee shall pay the same to the Company promptly upon demand if not otherwise withheld.
2. Accelerated Vesting of Stock Based Compensation. Notwithstanding anything to the contrary in any stock option agreement between Employee and Company:
     A. Change in Control.
     (1) Stock Options not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any awards described in subsection 2.A(2) below: (i) all outstanding stock options granted by the Company to Employee immediately become fully exercisable, and (ii) the Company has the right to settle those options in accordance with subsection 2.C below. To the extent that this provision causes incentive stock options to exceed the dollar limitation set forth in section 422(d) of the Code, the excess stock options will be deemed to be nonstatutory stock options.
     (2) Stock Options Assumed or Substituted by Surviving Entity. With respect to awards that are assumed by the Surviving Entity or are otherwise equitably converted or substituted in connection with a Change in Control in a manner approved by the Board: (i) all outstanding stock options granted by the Company to Employee immediately become fully exercisable if, within two years after the effective date of the Change in Control, either (a) the Company or its Affiliate or the Surviving Entity terminates Employee’s employment other than for Cause or (b) Employee resigns for a Change in Control Good Reason. Upon the occurrence of an event described in the immediately preceding sentence, the Company has the right to settle the described options in accordance with subsection 2.C below.
     B. Termination Other Than for Cause. If the Company or its Affiliate terminates Employee’s employment other than for Cause, then each issued and outstanding stock option granted by the Company to Employee will immediately vest and become exercisable. Phrases referring to Employee’s termination “not for Cause” or “other than for Cause” in this agreement exclude any termination or resignation as a result of Employee’s death or disability. Neither Employee’s death nor Employee’s resignation or termination on account of disability will give rise to any accelerated vesting or right to settlement of any stock options under this agreement.

     C. Company’s Election. In the circumstances described in subsections 2.A, the Company has the right to choose to settle in cash, as described in subsection 2.D below, all or any portion of Employee’s stock options. The Employee shall surrender and transfer to the Company all stock options that the Company elects to settled in cash. Any stock options that are not settled in cash shall thereafter continue or lapse in accordance with the other provisions of the plan and the award agreement under which they were granted.
     D. Settlement in Cash. If the Company chooses to settle some or all of the stock options in cash, pursuant to subsection 2.C above, it may do so by paying the Employee either (i) the difference (if any, including a deemed distribution of $0) between the price being paid for the Company’s common stock in the Change in Control over the exercise price of the stock options (that difference, the “Spread Amount”), multiplied by the number of such stock options; or (ii) the “fair value” of those stock options under Generally Accepted Accounting Principles (as determined as of the settlement date through the Black-Scholes, binomial, or any other option pricing model permissible under FASB Accounting Standards Codification 718 or a successor standard), but only if that fair value would yield a greater payment to Employee than the Spread Amount. The Company shall pay the settlement amount, net of any required withholding, to Employee within 30 days after the Company notifies Employee it has elected the cash settlement.
3. No Conflict of Interest. Without limiting Employee’s obligations to comply with the Company’s Code of Conduct and Code of Ethics, Employee agrees that during the term of Employee’s employment:
     A. Employee shall not engage, either directly or indirectly, in any activity that may involve a conflict of interest with the Company or its Affiliate, including without limitation ownership in any supplier, contractor, subcontractor, customer or other entity with which the Company or its Affiliate does business (other than as a shareholder of less than one percent (1%) of a publicly-traded or privately-held class of equity ownership) (“Conflict of Interest”);
     B. Employee shall promptly report to the Company’s Chief Compliance Officer any information about which Employee becomes aware that might involve or give rise to a Conflict of Interest or potential Conflict of Interest.
     C. Employee shall not accept any material payment, service, loan, gift, trip, entertainment or other favor from a supplier, contractor, subcontractor, customer or other entity with which the Company or its Affiliate does business.
     D. Employee shall promptly report to the Company’s Chief Compliance Officer each offer by any entity with which the Company or its Affiliate does business for any material payment, service, loan, gift, trip, entertainment or other favor.
4. Ongoing Covenants. Employee acknowledges that the Company has a legitimate interest in (i) maintaining the confidentiality of the Company’s confidential information and (ii) restraining Employee from competing against the Company and its Affiliates during and for a reasonable time after Employee’s employment by the Company or its Affiliate. Employee agrees to the restrictions in subsection 4.A: (i) in consideration of the benefits described in this agreement and the Company’s providing Employee with confidential information, and (ii) in order to enforce Employee’s agreement to maintain the confidentiality of the Company’s confidential information.
     A. Restrictive Covenants. Throughout the term of Employee’s employment by the Company or its Affiliate, and throughout the six month period beginning upon Employee’s separation from employment with the Company for any reason, Employee shall not do any of the following:
     (1) Non-Competition. Directly or indirectly engage in, sell or otherwise provide Competitive Services within the Restricted Territory while serving in a position that is the same as or substantially similar to the [INSERT NAME OF POSITION EMPLOYEE HOLDS] position that Employee held with the Company, whether on his own behalf or as a Principal or Representative of any Person other than the Company; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Employee of not more than 1% of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.
     (2) Non-Solicitation of Protected Customers. Directly or indirectly, on Employee’s own behalf or on behalf of a competitor of the Company’s Business, or as a Principal or Representative of any other Person, solicit, divert, take away or attempt to solicit, divert, or take away a Protected Customer for purposes of providing or selling services or products that are the same as or substantially similar to the services and products that are provided or sold by the Company.
     (3) Non-Solicitation of Protected Employees. Directly or indirectly, on Employee’s own behalf or as Principal or Representative of any other Person, solicit or induce or attempt to solicit or induce any Protected Employee to terminate his or her employment with the Company or to enter into employment with any other Person.
     B. Restrictions Are Reasonable. The Company and Employee have, in good faith, used their best efforts to make the restrictions in subsection 4.A reasonable in all pertinent respects, and it is not anticipated, nor is it intended, by either party that any arbitrator or court will find it necessary to reform any restriction to make it reasonable. Employee has carefully read and considered the restrictions in subsection 4.A and agrees that the restrictions, including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction are fair and reasonable, are supported by sufficient and valid consideration, and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. Employee acknowledges that these restrictions will not prevent Employee from obtaining gainful employment in Employee’s occupation or field of expertise or cause Employee undue hardship and that there are numerous other employment and business opportunities available to Employee that are not affected by these restrictions.
     C. Modification of Covenants. It is the desire and intent of each of the parties that the provisions of section 4.A be enforced to the fullest extent legally permissible. If an arbitrator or court determines it is necessary to reform any restriction to make it reasonable in all pertinent respects, then any damages due to a breach of the restriction, as so reformed, will be deemed to accrue to the Company as and from the date of such a breach only, and only so far as the damages for such breach related to an action that accrued within the scope of the restriction as so reformed. The covenants set forth in this Agreement shall be construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of subsection 4.A is adjudicated to be invalid or unenforceable, this section 4 will be deemed amended (i) to reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or, if that is not possible, then (ii) to delete therefrom only the portion thus adjudicated to be invalid or unenforceable
     D. Successors. subsection 4.A will inure to the benefit of and be enforceable by any successor to the Company and/or any successor to any Affiliate of the Company that is then conducting the Email Encryption business or any Other Material Business.
     E. Notification of Future Employer. Employee shall, and the Company has the right to, notify any person or entity employing Employee or evidencing an intention to employ Employee about the existence and terms of subsection 4.A.
     F. Remedies. If Employee violates any of the obligations set forth in subsection 4.A, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Employee acknowledges that the violation of any of the covenants or agreements contained in subsection 4.A would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and Employee agrees that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief from a court of competent jurisdiction without the necessity of proving actual damages or posting a bond as well as to the recovery of its reasonable attorneys’ fees.
5. Definitions.
     A. “Acquiring Person” means any person (including any “person” as such term is used in subsections 13(d)(3) or 14(d)(2) of the Exchange Act) that, together with all Affiliates and Associates of such person, is the beneficial owner (as the term “beneficial owner” is defined under rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act)) of 10% or more of the outstanding Common Stock. The term “Acquiring Person” does not include the Company, any majority-owned subsidiary of the Company, any employee benefit plan of the Company or a majority-owned subsidiary of the Company, or any person to the extent such person is holding Common Stock for or pursuant to the terms of any such plan. For the purposes of this agreement, a person who becomes an Acquiring Person by acquiring beneficial ownership of 10% or more of the Common Stock at any time after the date of this agreement will continue to be an Acquiring Person whether or not such person continues to be the beneficial owner of 10% or more of the outstanding Common Stock.
     B. “Affiliate” and “Associate” have the respective meanings ascribed to such terms in rule 12b-2 under the Exchange Act.
     C. “Board” means the Company’s board of directors or the compensation committee thereof.

     D. “Cause” means any of the following shall have occurred: (1) the intentional and continued failure by Employee to substantially perform Employee’s employment duties, such intentional failure involving willful and deliberate malfeasance or gross negligence in the performance of Employee’s duties (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after (i) written demand for substantial performance is delivered by or on behalf of the Company, which demand reasonably identifies the manner in which the Company believes Employee has not substantially performed Employee’s duties, and (ii) Employee’s failure to cure such performance failure within five business days after receipt of such written demand; (2) the intentional engaging by Employee in misconduct that is materially injurious to the Company; (3) the conviction of Employee or a plea of nolo contendere, or the substantial equivalent to either of the foregoing, of or with respect to, any felony; (4) the commission by Employee of acts of moral turpitude that are injurious to the Company; (5) a breach by Employee of the Confidentiality and Invention Agreement between the Company (or its affiliate) and Employee; (6) a breach by Employee of Employee’s obligations under this agreement or the Arbitration Agreement (as hereinafter defined); or (7) a breach by Employee of the Company’s Code of Ethics and Code of Conduct as then in effect. For purposes of this definition, no act, or failure to act, on Employee’s part shall be considered “intentional” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company.
     Notwithstanding the foregoing, Employee will not be deemed to have been terminated for Cause without (1) reasonable written notice to Employee, setting forth the reasons for the Company’s intention to terminate for Cause; (2) an opportunity for Employee to be heard by the [Company][Board] (or an authorized representative thereof); and (3) delivery to Employee of a written notice of termination from the [Company][Board] (or its authorized representative) stating that, in the good faith opinion of the [Company][Board] (or its authorized representative), Employee engaged in the conduct set forth above in clause (1), (2), (4), (5), (6) or (7) of the preceding paragraph or an event specified in clause (3) of the preceding paragraph has occurred.
     E. “Change in Control” of the Company will be deemed to have occurred if any of the following events occurs during Employee’s employment:
     (1) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, other than an Affiliate, and as a result of such merger, consolidation or reorganization, the Company or its shareholders or Affiliates immediately before such transaction beneficially own, immediately after or as a result of such transaction, equity securities of the surviving or acquiring person or such corporation’s parent entity (the “Surviving Entity”) possessing less than 51% of the voting power of the Surviving Entity;
     (2) The Company sells all or substantially all of its assets to any other corporation or other legal person, other than an Affiliate, and as a result of such sale, the Company or its shareholders or Affiliates immediately before such transaction beneficially own, immediately after or as a result of such transaction, equity securities of the Surviving Entity possessing less than 51% of the voting power of the Surviving Entity (provided that this paragraph will not apply to a registered public offering of securities of a subsidiary of the Company, which offering is not part of a transaction otherwise a part of or related to a Change in Control);

     (3) Any Acquiring Person has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which, when added to any securities already owned by such person, would represent in the aggregate 35% or more of the then outstanding securities of the Company which are entitled to vote to elect any class of directors;
     (4) As measured over any 12 month period, Continuing Directors cease to constitute at least a majority of the Board;
     (5) The occurrence of an event required to be reported under Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act; or
     (6) The Board in its sole discretion determines that any other event is deemed to be a Change in Control.
     F. “Change In Control Good Reason” means any of the following: (i) a material diminution in Employee’s authority, duties or responsibilities, (ii) a material diminution in Employee’s base salary, (iii) a material change in the geographic location at which Employee must perform services, (iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, (v) a material diminution in the budget over which Employee retains authority, or (vi) any material breach by the Company of this agreement or any other agreement under which Employee provides services to the Company or its Affiliates.
     G. “Code” means the Internal Revenue Code of 1986 and applicable Internal Revenue Service guidance and Treasury Regulations.
     H. “Continuing Director” means a director of the Company who (1) is not an Acquiring Person or an Affiliate or Associate thereof, or a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (2) was either (a) a member of the Board on the date of this agreement or (b) subsequently became a director of the Company and whose initial election or initial nomination for election by the Company’s shareholders was approved by a majority of the Continuing Directors then on the Board.
     I. “Company” means Zix Corporation, a Texas corporation, or its successors in interest, as the context requires.
     J. “Competitive Services” means the Email Encryption business or any other material line of business being conducted by the Company or any Affiliate.
     K. “Exchange Act” means the Securities Exchange Act of 1934.
     L. “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
     M. “Principal” or “Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

     N. “Protected Customer” means any customer to whom the Company sold its products or services at any time during Employee’s employment and with whom Employee had business dealings on behalf of the Company.
     O. “Protected Employee” means any employee of the Company who was employed by the Company at any time during Employee’s employment and (a) with whom Employee had a supervisory relationship or (b) with whom Employee worked or communicated on a regular basis regarding the Company’s business.
     P. “Restricted Territory” means the United States and Canada.
     Q. “Separation Payment” means and equals 6 months’ of Employee’s base salary. For the purpose of calculating the Separation Payment, the Employee’s base salary will be deemed to be Employee’s highest base salary in any month during the term of Employee’s employment.
     R. “Surviving Entity” has the meaning set forth in subsection 5.E(1).
6. Miscellaneous.
     A. Litigation Assistance. During Employee’s employment and following Employee’s separation from employment, Employee shall cooperate reasonably with the Company and its Affiliates in the defense of litigation that pertains to (i) matters reasonably within the purview of Employee’s job responsibilities while employed with the Company or its Affiliate or (ii) matters for which Employee has particular knowledge, thereof, including signing affidavits and making himself or herself available for interviews, deposition preparation, deposition, and trial. Employee shall not, without the Company’s prior consent, comment publicly on any such litigation or any of the issues in the litigation. Employee shall not, without the Company’s prior consent, discuss any such litigation, or cooperate, with the Company’s opponent(s) in such litigation, their attorneys, or their representatives.
     B. Reimbursement for Litigation Assistance. If Employee assists the Company or its Affiliate with litigation activities following Employee’s separation from employment other than those litigation activities in which Employee would be required to participate as a named party, the Company shall pay all reasonable documented out-of-pocket costs (subject to a maximum of $1,000 per day) that Employee incurs in connection with such activities and will pay Employee for his or her actual, demonstrated lost income (subject to a maximum of $10,000 in any tax year) for the period in which Employee assists with such litigation activities. The Company shall pay the out-of-pocket reimbursement as soon as practicable after Employee provides documentation of such out-of-pocket costs but no later than the end of the tax year following the tax year in which such expenses were incurred. The amount of expenses reimbursed to Employee pursuant to subsection 6.A during Employee’s tax year will not impact the amount of such expenses eligible for reimbursement during any other tax year of Employee. Employee’s right to reimbursement of expenses will not be subject to liquidation or exchange for another benefit. Employee must provide documentation of the lost income on or before January 15 of the year following the year in which the income is lost. The lost income will be paid in a lump sum within 60 days after Employee provides documentation of the same but in no event later than March 15 of the year following the year in which the income is lost.

     C. Indemnification. Employee and the Company acknowledge the indemnification provisions set forth in the Company’s bylaws.
     D. No Deemed Waivers. The failure by a party to enforce any provision of this agreement does not constitute a waiver of any subsequent breach of the same or any other provision. No waiver is effective unless made in a writing signed by the waiving party.
     E. No Third Party Beneficiaries. Except as otherwise stated in this agreement, nothing in this agreement, is intended to confer any rights or remedies on any persons other than the parties to it and their respective permitted successors and assigns and other legal representatives.
     F. Remedies. Employee hereby agrees that a violation of subsection 4.A would cause irreparable injury to the Company for which it would have no adequate remedy at law. Accordingly, in the event of any such violation, the Company shall be entitled to preliminary and other injunctive relief without the necessity to post a bond or other security. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, or otherwise.
     G. Notice. Any consent, notice, demand, or other communication regarding any payment required or permitted hereby must be in writing to be effective and shall be deemed to have been received on the date delivered, if delivered in person, or the date received, if delivered otherwise (including by U.S. mail, overnight delivery or e-mail), addressed to the applicable party at the address for such party set forth below or at such other address as such party may designate by like notice:
The Company:

Zix Corporation
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
Attn: General Counsel
To Employee:
At the address on file in the Company’s records.
     H. Entire Agreement. This agreement, together with the Mutual Alternative Dispute Resolution Agreement and the Confidentiality and Invention Agreement between the parties, and the Code of Ethics and Code of Conduct, as currently in effect or hereafter amended from time-to-time, embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.
     I. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this agreement and any successors-in-interest to the Company. Employee cannot assign or transfer this agreement or any rights under this agreement, or delegate any obligations under this agreement, and any attempted assignment, transfer or delegation is void ab initio.

     J. Governing Law. This Agreement is governed by and will be construed, interpreted and enforced in accordance with, the laws of the State of Texas (excluding its conflict of laws rules) and applicable federal law.
     K. Arbitration. All claims, demands, causes of action, disputes, controversies, or other matters in question, whether sounding in contract, tort, or otherwise and whether provided by statute or common law, arising under or related to this agreement or Employee’s employment (or its termination) are subject to resolution under the procedures descried in the parties’ Mutual Alternative Dispute Resolution Agreement.
     L. Cumulative Remedies. No remedy in this agreement conferred upon any party is intended to be exclusive of any other benefit or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefit or remedy given under this agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power, or remedy under this agreement shall preclude any other or further exercise thereof.
     M. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this agreement, it is not necessary to produce or account for more than one counterpart.
     N. Descriptive Headings. The headings, captions, and arrangements used in this agreement are for convenience only and do limit, amplify, or modify the terms of this agreement, nor affect the meaning hereof.
     O. 409A Compliance.
     (1) General. This Agreement will be interpreted and administered so that any amount or benefit paid or provided is either exempt from or compliant with the requirements section 409A of the Code (and any applicable transition relief under section 409A of the Code). Nevertheless, the tax treatment of the amounts or benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers will be liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of section 409A of the Code.
     (2) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or the Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service”, as the case may be, in section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a section 409A-compliant “change in control event” or “separation from service,” as the case may be, or such later date as may be required by subsection 6.O(3) below below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.
     (3) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he or she is a Specified Employee (as defined in subsection 6.O(3)(iii)), then, subject to any permissible acceleration of payment by the Company under Treasury Regulations section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
     (i) The amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”).
     (ii) The normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
     (iii) For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in section 409A of the Code and the final regulations thereunder; provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of subsection 409A(a)(2)(B)(i) of the Code will be determined in accordance with rules adopted by the Board or a committee thereof, which will be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.
     (4) Treatment of Installment Payments. Each payment of termination benefits under section 1.B, including, without limitation, each installment Separation Payment, shall be considered a separate payment, as described in Treasury Regulations section 1.409A-2(b)(2), for purposes of section 409A of the Code.
     (5) Timing of Release of Claims. Whenever in this agreement a payment or benefit is conditioned on Executive’s execution and non-revocation of a separation agreement including a release of claims, such release must be executed and all revocation periods must have expired within 60 days after the date of termination of Employee’s employment; failing which such payment or benefit is forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection 6.O(3), such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.
Each party is signing this Employment Termination Benefits Agreement on the date indicated under its signature.

Zix Corporation	Employee

By:

Name:	Name:

Title:	Dated:

Date: